Exhibit 99.1

Company Press Release

February 11, 2021	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, Tastykake, and other bakery foods, today reported financial results for the company’s 53-week fiscal 2020 and 13-week fiscal fourth quarter ended January 2, 2021.

Fiscal 2020 Summary:

Compared to the prior year where applicable

•	Sales increased 6.4% to $4.388 billion. The additional week contributed 1.8%.

•	Net income decreased 7.4% to $152.3 million. Adjusted net income increased 36.1% to $278.0 million.

•	Adjusted EBITDA(1) increased 23.4% to $521.7 million, representing 11.9% of sales, a 160-basis point increase.

•	Diluted EPS decreased $0.06 to $0.72. Adjusted diluted EPS(1) increased $0.35 to $1.31. The additional week contributed $0.02.

Fourth Quarter Summary:

Compared to the prior year fourth quarter where applicable

•	Sales increased 11.5% to $1.023 billion. The additional week contributed 8.2%.

•	Net income increased $53.6 million to $55.8 million. Adjusted net income increased 55.3% to $59.1 million.

•	Adjusted EBITDA(1) increased 34.3% to $113.5 million, representing 11.1% of sales, a 190-basis point increase.

•	Diluted EPS increased $0.25 to $0.26. Adjusted diluted EPS(1) increased $0.10 to $0.28. The additional week contributed $0.02.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

“Our record results in this uncertain environment demonstrate the strength of our leading brands and the resiliency of our team,” said Ryals McMullian, Flowers Foods’ president and CEO. “I am pleased to report fiscal 2020 adjusted earnings above the high end of our guidance. The positive mix shift and the extra week boosted results, and our team leveraged those tailwinds by taking steps to maximize our performance in the near-term and beyond.

“We begin 2021 in a position of strength and expect to build upon our momentum by focusing on our four strategic pillars – developing our team, focusing on brands, prioritizing margins, and smart M&A,” he continued. “Our digital initiative will be essential to enabling these priorities. This transformational effort will increase our operational agility, improve engagement with consumers, customers, and employees, and maximize the effectiveness of our business strategies.”

McMullian added, “Our guidance for fiscal 2021 incorporates our expectation of some mix reversion during the year as the impact of the pandemic dissipates, as well as the potential for a higher promotional environment, back-half commodity headwinds, and investment to implement our digital initiative. Partly offsetting those factors are expected benefits from our brand investments and continued savings from portfolio optimization and operational efficiencies. We are investing in our business at a time when visibility may be more limited than normal, but it is clear that we are on the right path. Regardless of the demand environment in the coming years, our team is determined to drive performance in-line with our long-term financial targets.”

For the 52-week Fiscal 2021, the Company Expects:

•

Sales in the range of approximately $4.212 billion to $4.300 billion, representing a change of approximately -4.0% to -2.0%. This change includes a 1.8% reduction in sales due to one fewer week in fiscal 2021.

•	Diluted EPS in the range of approximately $1.07 to $1.17. The effect of one fewer week in fiscal 2021 impacts EPS by approximately $0.02.

The company’s outlook includes the following assumptions:

•	Depreciation and amortization in the range of $133 million to $138 million

•	Net interest expense of approximately $12 million

•	An effective tax rate of approximately 24.0% to 24.5%

•	Weighted average diluted share count for the year of approximately 212.5 million shares

•	Capital expenditures for the year in the range of $140 million to $150 million

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 13 Week Period Ended	For the 12 Week Period Ended
	January 2, 2021	December 28, 2019
Net income per diluted common share	$0.26	$0.01
Loss on inferior ingredients	NM	NM
Restructuring and related impairment charges	0.02	0.06
Project Centennial consulting costs	0.01	NM
ERP road mapping consulting costs	NM	—
Legal settlements	NM	0.10
Other lease termination gain	(0.01)	—
Pension plan settlement gain	NM	—

Adjusted net income per diluted common share	$0.28	$0.18

NM - not meaningful.

Certain amounts may not add due to rounding.

Consolidated Fourth Quarter Operating Highlights

Compared to the prior year fourth quarter where applicable

•	Sales increased 11.5% to $1.023 billion.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 7.7%, primarily driven by mix

•	Volume: -4.4%

•	Additional week: 8.2%

•

Branded retail sales increased $124.5 million or 22.6% to $675.6 million, store branded retail sales decreased $3.7 million or 2.6% to $137.0 million, while non-retail and other sales decreased $15.5 million or 6.8% to $210.5 million. Excluding the additional week, branded retail sales increased 13.4%, store branded retail sales decreased 9.8%, and non-retail and other sales decreased 13.5%.

•

Branded retail sales increased due to the positive mix shift to branded retail products as a result of the COVID-19 pandemic, new product introductions, improved promotional efficiency, and a reduction in product returns.

•

Store branded retail sales decreased primarily due to volume declines as consumer purchasing shifted to branded retail products, and partly due to lost business as we implemented price increases to improve profitability.

•	Non-retail and other sales declined primarily due to the impact of the pandemic on foodservice customers.

•	Net income increased $53.6 million to $55.8 million. Adjusted net income increased 55.3% to $59.1 million.

•	Adjusted EBITDA increased 34.3% to $113.5 million, representing 11.1% of sales, a 190-basis point increase.

•

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 51.0% of sales, a 200-basis point decrease. These costs were lower as a percentage of sales due to positive shifts in mix from non-retail and store branded retail products to branded retail products. Ingredient and packaging costs declined due to the mix shift and lower product returns. Partially offsetting those declines were $4.1 million in appreciation bonuses paid to frontline workers.

•

Selling, distribution and administrative (SD&A) expenses were 37.9% of sales, a 320-basis point decrease. Excluding matters affecting comparability, adjusted SD&A expenses were 37.9% of sales, a 10-basis point increase. Higher employee incentive costs, inclusive of appreciation bonuses paid to frontline workers of $2.0 million, an increase in distributor distribution fees due to a shift in product mix, and greater marketing expenses were the primary drivers of the increased costs. Partially offsetting the higher costs were lower logistics expenses, a $3.9 million reimbursement for indirect losses associated with receiving inferior yeast in a prior year, and a $2.3 million positive adjustment to the additional bad debt allowance recorded in the first quarter of fiscal 2020 for certain of our foodservice customers.

•	Depreciation and amortization (D&A) expenses were $31.4 million, or 3.1% of sales, a 50-basis point decrease primarily due to increased sales.

Cash Flow, Capital Allocation, and Capital Return

For fiscal 2020, cash flow from operating activities increased by $87.5 million to $454.5 million, capital expenditures decreased $5.8 million to $97.9 million, and dividends paid increased $7.3 million to $167.3 million. Cash and cash equivalents were $307.5 million as of the end of fiscal 2020.

There are 6.2 million shares authorized for repurchase under the company’s current share repurchase plan. The company expects to continue to make opportunistic share repurchases from time to time under this plan.

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, Flowers Foods will post pre-recorded management remarks and a supporting slide presentation to its website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on February 12, 2021. The pre-recorded remarks and the webcast can be accessed at flowersfoods.com/investors and will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2020 sales of $4.4 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this filing and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our future financial condition and results of operations and the ultimate impact of the novel strain of coronavirus (“COVID-19”) on our business, results of operations and financial condition and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the ultimate impact of the COVID-19 outbreak and measures taken in response thereto on our business, results of operations and financial condition, which are highly uncertain and are difficult to predict, (c) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (d) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store branded products, (e) the level of success we achieve in developing and introducing new products and entering new markets, (f) our ability to implement new technology and customer requirements as required, (g) our ability to operate existing, and any new, manufacturing lines according to schedule, (h) our ability to execute our business strategies which may involve, among other things, (1) the integration of acquisitions or the acquisition or disposition of assets at presently targeted values, (2) the deployment of new systems and technology, and (3) an enhanced organizational structure, (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions, and the pricing environment among competitors within the industry, (k) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributors, (l) increasing legal complexity and legal proceedings that we are or may become subject to, (m) increases in employee and employee-related costs, (n) the credit, business, and legal risks associated with independent distributors and customers, which operate in the highly competitive retail food and foodservice industries, (o) any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (p) the failure of our information technology (“IT”) systems to perform adequately, including any interruptions, intrusions or security breaches of such systems or risks associated with the planned implementation of a new enterprise resource planning (“ERP”) system; and (q) regulation and legislation related to climate change that could affect our ability to procure our commodity needs or that necessitate additional unplanned capital expenditures. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of our Form 10-K and Part II, Item 1A., Risk Factors, of our Quarterly Reports on Form 10-Q for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization, free cash flow, and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. The company defines free cash flow as operating cash flow minus capital expenditures. The company believes that free cash flow provides investors a better understanding of the company’s liquidity position. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted income tax expense and adjusted SD&A, respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, ERP road mapping consulting costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The company defines net debt as total debt less cash and cash equivalents. Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	January 2, 2021	December 28, 2019
Assets
Cash and Cash Equivalents	$307,476	$11,044
Other Current Assets	502,300	515,165
Property, Plant & Equipment, net	699,393	717,822
Right-of-Use Leases, net	334,131	399,302
Distributor Notes Receivable (1)	204,839	226,348
Other Assets	14,722	12,644
Cost in Excess of Net Tangible Assets, net	1,260,162	1,295,451

Total Assets	$3,323,023	$3,177,776

Liabilities and Stockholders’ Equity
Current Liabilities	$452,197	$463,431
Long-term Debt (2)	960,103	866,508
Right-of-Use Lease Liabilities (3)	345,762	404,503
Other Liabilities	191,967	179,904
Stockholders’ Equity	1,372,994	1,263,430

Total Liabilities and Stockholders’ Equity	$3,323,023	$3,177,776

(1)	Includes current portion of $28,427 and $27,709, respectively.
(2)	Includes current portion of $0 and $3,730, respectively.
(3)	Includes current portion of $51,908 and $60,982, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Sales	$1,023,036	$917,759	$4,387,991	$4,123,974
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	521,577	485,960	2,196,142	2,155,709
Selling, distribution and administrative expenses	387,709	377,196	1,693,387	1,575,122
Loss (recovery) on inferior ingredients	107	376	107	(37)
Restructuring and related impairment charges	4,848	17,482	35,483	23,524
Depreciation and amortization expense	31,379	32,884	141,384	144,228

Income from operations	77,416	3,861	321,488	225,428
Other pension (benefit) cost	(73)	519	(74)	2,248
Pension plan settlement and curtailment (gain) loss	(297)	—	108,757	—
Interest expense, net	3,156	2,170	12,094	11,097

Income before income taxes	74,630	1,172	200,711	212,083
Income tax expense (benefit)	18,806	(1,047)	48,393	47,545

Net income	$55,824	$2,219	$152,318	$164,538

Net income per diluted common share	$0.26	$0.01	$0.72	$0.78

Diluted weighted average shares outstanding	212,571	212,041	212,345	211,974

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Cash flows from operating activities:
Net income	$55,824	$2,219	$152,318	$164,538
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	39,096	63,788	273,231	203,806
Changes in assets and liabilities and pension contributions	(4,892)	22,845	28,915	(1,392)

Net cash provided by operating activities	90,028	88,852	454,464	366,952

Cash flows from investing activities:
Purchase of property, plant and equipment	(29,659)	(33,075)	(97,929)	(103,685)
Proceeds from sale of property, plant and equipment	3,668	101	5,368	2,649
Other	4,586	987	18,569	3,943

Net cash disbursed for investing activities	(21,405)	(31,987)	(73,992)	(97,093)

Cash flows from financing activities:
Dividends paid	(42,322)	(40,188)	(167,270)	(159,987)
Payment of contingent consideration	—	—	(4,700)	—
Stock repurchases	—	—	(783)	(7,054)
Net change in debt borrowings	(50,000)	(11,750)	92,500	(114,250)
Payments on financing leases	(222)	(952)	(6,715)	(5,937)
Other	5,566	101	2,928	3,107

Net cash disbursed for financing activities	(86,978)	(52,789)	(84,040)	(284,121)

Net (decrease) increase in cash and cash equivalents	(18,355)	4,076	296,432	(14,262)
Cash and cash equivalents at beginning of period	325,831	6,968	11,044	25,306

Cash and cash equivalents at end of period	$307,476	$11,044	$307,476	$11,044

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class	For the 13 Week Period Ended	For the 12 Week Period Ended
	January 2, 2021	December 28, 2019	$ Change	% Change
Branded Retail	$675,561	$551,110	$124,451	22.6%
Store Branded Retail	137,021	140,724	(3,703)	(2.6)%
Non-Retail and Other	210,454	225,925	(15,471)	(6.8)%

Total Sales	$1,023,036	$917,759	$105,277	11.5%

Sales by Sales Class	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 2, 2021	December 28, 2019	$ Change	% Change
Branded Retail	$2,912,096	$2,478,669	$433,427	17.5%
Store Branded Retail	609,887	647,056	(37,169)	(5.7)%
Non-Retail and Other	866,008	998,249	(132,241)	(13.2)%

Total Sales	$4,387,991	$4,123,974	$264,017	6.4%

Sales Bridge

For the 13 Week Period Ended January 2, 2021	Volume	Net Price/Mix	12 week vs. 12 week Comparison	Week 53	Total Sales Change
Flowers Foods	(4.4)%	7.7%	3.3%	8.2%	11.5%

Sales Bridge
For the 53 Week Period Ended January 2, 2021	Volume	Net Price/Mix	52 week vs. 52 week Comparison	Week 53	Total Sales Change
Flowers Foods	(2.9)%	7.5%	4.6%	1.8%	6.4%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Net income per diluted common share	$0.26	$0.01	$0.72	$0.78
Loss (recovery) on inferior ingredients	NM	NM	NM	NM
Restructuring and related impairment charges	0.02	0.06	0.13	0.08
Project Centennial consulting costs	0.01	NM	0.05	NM
ERP road mapping consulting costs	NM	—	0.02	—
Legal settlements	NM	0.10	0.03	0.10
Other lease termination gain	(0.01)	—	(0.01)	—
Executive retirement agreement	—	—	—	NM
Canyon acquisition costs	—	—	—	NM
Pension plan settlement and curtailment (gain) loss	NM	—	0.38	—
Other pension plan termination costs	—	—	NM	—

Adjusted net income per diluted common share	$0.28	$0.18	$1.31	$0.96

NM - not meaningful. Certain amounts may not add due to rounding.
	Reconciliation of Gross Margin
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Sales	$1,023,036	$917,759	$4,387,991	$4,123,974
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	521,577	485,960	2,196,142	2,155,709

Gross Margin excluding depreciation and amortization	501,459	431,799	2,191,849	1,968,265
Less depreciation and amortization for production activities	17,427	18,937	77,240	80,959

Gross Margin	$484,032	$412,862	$2,114,609	$1,887,306

Depreciation and amortization for production activities	$17,427	$18,937	$77,240	$80,959
Depreciation and amortization for selling, distribution and administrative activities	13,952	13,947	64,144	63,269

Total depreciation and amortization	$31,379	$32,884	$141,384	$144,228

	Reconciliation of Selling, Distribution and Administrative Expenses to Adjusted SD&A
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Selling, distribution and administrative expenses (SD&A)	$387,709	$377,196	$1,693,387	$1,575,122
Project Centennial consulting costs	(1,504)	(784)	(15,548)	(784)
ERP road mapping consulting costs	(1,284)	—	(4,363)	—
Legal settlements	(1,019)	(29,150)	(7,250)	(28,014)
Other lease termination gain	4,066	—	4,066	—
Executive retirement agreement	—	—	—	(763)
Canyon acquisition costs	—	—	—	(22)
Other pension plan termination costs	—	—	(133)	—

Adjusted SD&A	$387,968	$347,262	$1,670,159	$1,545,539

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Net income	$55,824	$2,219	$152,318	$164,538
Income tax expense (benefit)	18,806	(1,047)	48,393	47,545
Interest expense, net	3,156	2,170	12,094	11,097
Depreciation and amortization	31,379	32,884	141,384	144,228

EBITDA	109,165	36,226	354,189	367,408
Other pension (benefit) cost	(73)	519	(74)	2,248
Pension plan settlement and curtailment (gain) loss	(297)	—	108,757	—
Other pension plan termination costs	—	—	133	—
Loss (recovery) on inferior ingredients	107	376	107	(37)
Restructuring and related impairment charges	4,848	17,482	35,483	23,524
Project Centennial consulting costs	1,504	784	15,548	784
ERP road mapping consulting costs	1,284	—	4,363	—
Legal settlements	1,019	29,150	7,250	28,014
Other lease termination gain	(4,066)	—	(4,066)	—
Executive retirement agreement	—	—	—	763
Canyon acquisition costs	—	—	—	22

Adjusted EBITDA	$113,491	$84,537	$521,690	$422,726

Sales	$1,023,036	$917,759	$4,387,991	$4,123,974
Adjusted EBITDA margin	11.1%	9.2%	11.9%	10.3%

	Reconciliation of Income Tax Expense (Benefit) to Adjusted Income Tax Expense
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Income tax expense (benefit)	$18,806	$(1,047)	$48,393	$47,545
Tax impact of:
Loss (recovery) on inferior ingredients	27	95	27	(9)
Restructuring and related impairment charges	1,212	4,414	8,871	5,940
Project Centennial consulting costs	376	198	3,887	198
ERP road mapping consulting costs	321	—	1,091	—
Legal settlements	255	7,238	1,813	6,951
Other lease termination gain	(1,017)	—	(1,017)	—
Executive retirement agreement	—	—	—	193
Canyon acquisition costs	—	—	—	6
Pension plan settlement and curtailment (gain) loss	(75)	—	27,189	—
Other pension plan termination costs	—	—	33	—

Adjusted income tax expense	$19,905	$10,898	$90,287	$60,824

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Net income	$55,824	$2,219	$152,318	$164,538
Loss (recovery) on inferior ingredients	80	281	80	(28)
Restructuring and related impairment charges	3,636	13,068	26,612	17,584
Project Centennial consulting costs	1,128	586	11,661	586
ERP road mapping consulting costs	963	—	3,272	—
Legal settlements	764	21,912	5,437	21,063
Other lease termination gain	(3,049)	—	(3,049)	—
Executive retirement agreement	—	—	—	570
Canyon acquisition costs	—	—	—	16
Pension plan settlement and curtailment (gain) loss	(222)	—	81,568	—
Other pension plan termination costs	—	—	100	—

Adjusted net income	$59,124	$38,066	$277,999	$204,329